Exhibit 99.1

FOR IMMEDIATE RELEASE

Griffon Corporation Announces First Quarter Results

First Quarter 2011 Revenue $414 million

Q1 EPS: ($0.03) vs. $0.07; Adjusted EPS: $0.11 vs. $0.07

NEW YORK, NEW YORK, February 3, 2011 — Griffon Corporation (NYSE: GFF) today reported financial results for the first fiscal quarter ended December 31, 2010.

Results reflect the inclusion of Ames True Temper, Inc. (“ATT”) for the first time.  On September 30, 2010, Griffon acquired ATT, a global provider of non-powered lawn and garden tools, wheelbarrows and other outdoor products to the retail and professional markets.  ATT has been combined with Clopay Building Products (“CBP”), the largest manufacturer and marketer of residential garage doors and a leading manufacturer of commercial sectional doors in the United States, in a newly formed segment: Home & Building Products (“HBP”)

For the quarter, consolidated revenue totaled $414 million, increasing 36% in comparison to the prior year quarter.  Revenue growth was driven mainly by the HBP segment, with the addition of ATT, augmented by 5% higher revenue from garage doors, and 16% revenue growth in Plastics.   Telephonics revenue declined 5% in comparison to the prior year quarter.

On a pro forma basis, prepared as if ATT was purchased on October 1, 2009, first quarter revenue of $414 million increased 5% in comparison to $396 million in the prior year quarter; revenue growth was driven by revenue increases of 16% and 4% in Plastics and HBP, respectively, partially offset by lower revenue at Telephonics.

For the quarter, Griffon reported a net loss of $1.7 million or $0.03 per share compared to income of $4.3 million or $0.07 per share in the prior year quarter.  Current results included $11.4 million ($7.4 million, net of tax, or $0.12 per share) of cost related to the sale of inventory that was recorded at fair value in connection with acquisition accounting for ATT, as well as $1.4 million ($0.9 million, net of tax, or $0.02 per share) of restructuring expenses and a discrete tax benefit of $0.3 million or $0.01 per share. The prior year quarter included $1.0 million ($0.7 million, net of tax, or $0.01 per share) of restructuring expenses and a discrete tax benefit of $0.4 million ($0.01 per share).  Excluding these items from both reporting periods, current quarter income would have been $6.3 million or $0.11 per share, compared to $4.4 million or $0.07 per share in the prior year quarter, an increase of 43% and 44%, respectively.  Income from discontinued operations was not material in either quarter.

On a pro forma basis, prepared as if ATT was purchased on October 1, 2009, the current quarter net loss from continuing operations of $1.7 million or $0.03 per share should be compared to income of $6.2 million or $0.10 per share in the prior year quarter.  Adjusting these results for the same items discussed above, the current year income from continuing operations of $6.3 million or $0.11 per share should be compared to $6.6 million or $0.11 per share in the prior year quarter.

Segment adjusted EBITDA totaled $40 million in the current quarter, increasing 59% compared to $25 million reported in the prior year quarter.  On a pro forma basis, Segment adjusted EBITDA totaled $40 million in both the current and prior year quarters. Segment adjusted EBITDA is defined as income from continuing operations, excluding corporate overhead, interest, taxes, depreciation and amortization, restructuring charges, acquisition-related costs and the benefit (loss) of debt extinguishment, as applicable.

Ron Kramer, Chief Executive Officer, commented, “We are pleased to have started our new year with strong growth.  We see positive trends developing in each of our business segments.  Telephonics shows excellent bookings, Plastics is growing quickly with improving margins, and our Home and Buildings Products business is performing well in a continued difficult economic environment.”

Mr. Kramer continued, “In addition to maximizing the growth opportunities we have in our existing businesses, we continue to search for additional acquisition opportunities.  Our operating platforms are efficient and capable and our balance sheet remains strong.  We continue to expect to have opportunities to deploy additional strategic capital to leverage this position and create significant, incremental value for our shareholders.”

Segment Operating Results

Home & Building Products

For the quarter, revenue totaled $198 million compared to $100 million reported in the prior year quarter, driven by the inclusion of ATT results as well as revenue growth at CBP.  On a pro forma basis, prepared as if ATT was purchased on October 1, 2009, current quarter HBP revenue increased 4% in comparison to $191 million in the prior year quarter.  For the quarter, both ATT and CBP revenue increased approximately 4%, driven mainly by volume.

For the quarter, Segment adjusted EBITDA was $17.5 million, compared to $10.5 million reported in the prior year quarter; the increase was mainly driven by the inclusion of ATT results.  This result excludes $11.4 million of cost related to the sale of inventory that was recorded at fair value in connection with acquisition accounting for ATT.  On a pro forma basis, prepared as if ATT was purchased on October 1, 2009, current quarter Segment adjusted EBITDA decreased approximately 30% in comparison to the prior year quarter, driven by a combination of higher input costs and lower ATT receipts under the Byrd amendment (anti-dumping compensation from the US government).

Telephonics

For the quarter, revenue totaled $98 million, a decrease of 5% compared to the prior year quarter, primarily due to the reduced rate of production on the C-17 program.

For the quarter, Segment adjusted EBITDA totaled $12.4 million, an increase of $3.8 million or 44%, compared to the prior year; segment operating margin increased 430 basis points compared to the prior year quarter.  The improved profitability was driven by favorable program mix, as well as a decline in selling, general and administrative expenses (“SG&A”). SG&A expenses in the prior year quarter were impacted by the timing of somewhat higher research expenditures and additional expense to support sales growth as Telephonics pursued new business in the Unmanned Aerial Vehicle and Air Traffic Management markets.

Contract backlog totaled $424 million at December 31, 2010 compared to $376 million at December 31, 2009, with approximately 73% expected to be filled in the next twelve months.

Plastic Products

First quarter revenue increased 16% to $118 million compared to $102 million in the prior year quarter, driven by volume growth in all geographic regions and the benefit from the pass through of higher resin costs in customer selling prices, partially offset by the negative impact from foreign currency translation.

Segment adjusted EBITDA for the 2011 quarter increased 64% to $9.8 million compared to $6.0 million in the prior year’s first quarter, driven by the revenue growth and, in particular, by an improved operating performance in Europe.

Balance Sheet and Capital Expenditures

Cash and equivalents as of December 31, 2010 totaled $138 million and total debt outstanding was $539 million.  Capital expenditures in the first quarter were $18 million.  Griffon continues to expect capital spending in 2011 will approximate $50 - $60 million.

Conference Call Information

The Company will hold a conference call today, February 3, 2011, at 4:30 PM ET.

The call can be accessed by dialing 1-877-407-4018 (U.S. participants) or 1-201-689-8471 (International participants).  Callers should ask to be connected to Griffon Corporation’s teleconference.

A replay of the call will be available starting on February 3, 2011 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 366168.  The replay will be available through February 17, 2011.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases.  Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities, including the acquisition of Ames True Temper; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; the government reduces military spending on projects supplied by Telephonics Corporation; increases in cost of raw materials such as resin and steel; changes in customer demand; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; international economic conditions including interest rate and currency exchange fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies such as litigation;

unfavorable results of government agency contract audits of Telephonics Corporation; protection and validity of patent and other intellectual property rights; the cyclical nature of the business of certain Griffon operating companies; and possible terrorist threats and actions, and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company as previously disclosed in the Company’s Securities and Exchange Commission filings.  Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries.  Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures.  Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures.  Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Griffon currently conducts its operations through Ames True Temper (“ATT”), Clopay Building Products (“CBP”), Telephonics Corporation (“Telephonics”) and Clopay Plastic Products Company (“Plastics”). CBP and ATT comprise the Home & Building Products operating segment.

•                  Home & Building Products is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains, as well as a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

•                  Telephonics designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•                  Plastics is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	James Palczynski
Chief Financial Officer	Principal and Director
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8229
712 Fifth Avenue, 18th Floor
New York, NY 10019

GRIFFON CORPORATION AND SUBSIDIARIES

OPERATING HIGHLIGHTS

(in thousands)

	For the Three Months Ended December 31,
	2010	2009
REVENUE
Home & Building Products	$198,263	$99,522
Telephonics	98,279	103,619
Clopay Plastic Products	117,860	102,016
Total consolidated net sales	$414,402	$305,157

INCOME (LOSS) BEFORE TAXES AND DISCONTINUED OPERATIONS
Segment operating profit (loss):
Home & Building Products *	$(1,623)	$6,861
Telephonics	10,693	6,995
Clopay Plastic Products	4,142	361
Total segment operating profit	13,212	14,217
Unallocated amounts	(5,106)	(6,281)
Loss from debt extinguishment, net	—	(18)
Net interest expense	(11,154)	(2,908)

Income (loss) before taxes and discontinued operations	$(3,048)	$5,010

* Includes $11,364 of costs related to the sale of acquired inventory that was recorded at fair value in connection with acquisition accounting for ATT.

*Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	At December 31, 2010	At September 30, 2010

CURRENT ASSETS
Cash and equivalents	$138,407	$169,802
Accounts receivable, net of allowances of $6,410 and $6,581	224,277	252,029
Contract costs and recognized income not yet billed, net of progress payments of $4,105 and $1,423	60,813	63,155
Inventories, net	282,096	268,801
Prepaid and other current assets	61,387	55,782
Assets of discontinued operations	1,538	1,079
Total Current Assets	768,518	810,648
PROPERTY, PLANT AND EQUIPMENT, net	320,726	314,926
GOODWILL	356,966	357,221
INTANGIBLE ASSETS, net	229,675	233,011
OTHER ASSETS	28,895	27,907
ASSETS OF DISCONTINUED OPERATIONS	5,088	5,803
Total Assets	$1,709,868	$1,749,516

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$24,862	$20,901
Accounts payable	176,461	185,165
Accrued liabilities	77,319	124,700
Liabilities of discontinued operations	4,388	4,289
Total Current Liabilities	283,030	335,055
LONG-TERM DEBT, net of debt discount of $29,626 and $30,650	513,880	503,935
OTHER LIABILITIES	194,318	191,365
LIABILITIES OF DISCONTINUED OPERATIONS	7,358	8,446
Total Liabilities	998,586	1,038,801
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	711,282	710,715
Total Liabilities and Shareholders’ Equity	$1,709,868	$1,749,516

GRIFFON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,
	2010	2009
Revenue	$414,402	$305,157
Cost of goods and services	326,543	234,876
Gross profit	87,859	70,281

Selling, general and administrative expenses	80,445	61,961
Restructuring and other related charges	1,393	1,011
Total operating expenses	81,838	62,972

Income from operations	6,021	7,309

Other income (expense)
Interest expense	(11,223)	(2,970)
Interest income	69	62
Loss from debt extinguishment, net	—	(18)
Other, net	2,085	627
Total other income (expense)	(9,069)	(2,299)

Income (loss) before taxes and discontinued operations	(3,048)	5,010
Provision (benefit) for income taxes	(1,368)	830
Income (loss) from continuing operations	(1,680)	4,180

Discontinued operations:
Income from operations of the discontinued Installation Services business	—	170
Provision for income taxes	—	59
Income from discontinued operations	—	111
Net income (loss)	$(1,680)	$4,291

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.03)	$0.07
Income from discontinued operations	0.00	0.00
Net income (loss)	(0.03)	0.07

Weighted-average shares outstanding	59,274	58,836

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.03)	$0.07
Income from discontinued operations	0.00	0.00
Net income (loss)	(0.03)	0.07

Weighted-average shares outstanding	59,274	59,599

Note:  Due to rounding, the sum of earnings per share of Continuing operations and Discontinued operations may not equal earnings per share of Net Income (Loss).

GRIFFON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,680)	$4,291

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Income from discontinued operations	—	(111)
Depreciation and amortization	13,825	9,918
Fair value write-up of acquired inventory sold	11,364	—
Stock-based compensation	2,023	1,430
Provision for losses on account receivable	266	514
Amortization/write-off of deferred financing costs and debt discounts	1,845	1,196
Loss from debt extinguishment, net	—	18
Deferred income taxes	(2,582)	(4,597)
Change in assets and liabilities, net of assets and liabilities acquired:
Decrease in accounts receivable and contract costs and recognized income not yet billed	29,952	7,060
(Increase) decrease in inventories	(24,316)	2,254
Increase in prepaid and other assets	(3,850)	(1,388)
Decrease in accounts payable,
accrued liabilities and income taxes payable	(50,724)	(18,107)
Other changes, net	62	185
Net cash provided by (used in) operating activities	(23,815)	2,663

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(17,930)	(10,010)
Acquired business, net of cash acquired	(855)	—
Funds restricted for capital projects	1,283	—
Increase in equipment lease deposits	(1,141)	(28)
Net cash used in investing activities	(18,643)	(10,038)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	47,974	100,000
Payments of long-term debt	(35,234)	(32,513)
Financing costs	(1,708)	(4,057)
Exercise of stock options	20	143
Tax benefit from exercise of options/vesting of restricted stock	7	43
Other, net	(12)	24
Net cash provided by financing activities	11,047	63,640

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(367)	(111)
Net cash used in discontinued operations	(367)	(111)

Effect of exchange rate changes on cash and equivalents	383	(643)

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(31,395)	55,511
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	169,802	320,833
CASH AND EQUIVALENTS AT END OF PERIOD	$138,407	$376,344

GRIFFON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

BY REPORTABLE SEGMENT

(Unaudited)

	Three Months Ended December 31,
	2010	2009

Home & Building Products
Segment operating income (loss)	$(1,623)	$6,861
Depreciation and amortization	6,400	2,597
Fair value write-up of acquired inventory sold	11,364	—
Restructuring charges	1,393	1,011
Segment adjusted EBITDA	17,534	10,469

Telephonics
Segment operating income	10,693	6,995
Depreciation and amortization	1,713	1,626
Segment adjusted EBITDA	12,406	8,621

Clopay Plastic Products
Segment operating income	4,142	361
Depreciation and amortization	5,644	5,613
Segment adjusted EBITDA	9,786	5,974

All segments:
Income from operations - as reported	6,021	7,309
Unallocated amounts	5,106	6,281
Other, net	2,085	627
Segment operating income	13,212	14,217
Depreciation and amortization	13,757	9,836
Fair value write-up of acquired inventory sold	11,364	—
Restructuring charges	1,393	1,011
Segment adjusted EBITDA	$39,726	$25,064

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.